Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of FONAR Corporation and Subsidiaries on Form S-8 File No. 333-168771 of our report dated September 20, 2018, with respect to our audits of the consolidated financial statements of FONAR Corporation and Subsidiaries as of June 30, 2018 and 2017 and for the three years in the period ended June 30, 2018 and our report dated September 20, 2018 with respect to our audit of the effectiveness of internal control over financial reporting of FONAR Corporation and Subsidiaries as of June 30, 2018, which reports are included in this Annual Report on Form 10-K of FONAR Corporation and Subsidiaries for the year ended June 30, 2018.

/s/ Marcum LLP

Marcum LLP

New York, New York

September 20, 2018